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                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
Emulex Corporation:

We consent to incorporation by reference in the registration statements (Nos. 2-89162, 33-40959 and 33-44484) on Form S-8 of Emulex Corporation of our report dated August 9, 1996, relating to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 30, 1996 and July 2, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, and the related schedule, which report appears in the June 30, 1996 annual report on Form 10-K of Emulex Corporation.










KPMG Peat Marwick LLP


Orange County, California
August 23, 1996




                                   EXHIBIT 23


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